Exhibit 7.11

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP

Subsidiary Into Parent
Section 253

CERTIFICATE OF OWNERSHIP
MERGING
UNION SQUARE CAFE CORP.
INTO
SHAKE SHACK INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Shake Shack Inc., a corporation incorporated on the 23rd day of September, 2014 A.D., pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify that:
FIRST: Shake Shack Inc. owns 90% of the capital stock of Union Square Cafe Corp., a corporation incorporated on the 25th day of March, 1985 A.D., pursuant to the provisions of the Business Corporation Law of the State of New York, and that Shake Shack Inc., by a resolution of its Board of Directors duly adopted by written consent on the 23rd day of December, 2015 A.D., determined to and, effective on the 28th day of December, 2015 A.D., did merge into itself said Union Square Cafe Corp, which resolution is in the following words to wit:

WHEREAS Shake Shack Inc. lawfully owns 90% of the outstanding stock of Union Square Cafe Corp., a corporation organized and existing under the laws of the state of New York, and

WHEREAS Shake Shack Inc. desires to merge into itself the said Union Square Cafe Corp., and to be possessed of all the estate, property, rights, privileges and franchises of said corporation.

NOW, THEREFORE, BE IT RESOLVED, that Shake Shack Inc. merges into itself said Union Square Cafe Corp. and assumes all of its liabilities and obligations,

FURTHER RESOLVED, that an authorized officer of Shake Shack Inc. be and he is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said Union Square Cafe Corp. and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County, and

FURTHER RESOLVED, that the officers of Shake Shack Inc. be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.
SECOND: An Agreement of Merger, dated as of December 28, 2015, by and between Shake Shack Inc. and Union Square Cafe Corp. (the “Agreement of Merger”), has been approved, adopted,

certified, executed, and acknowledged by each of Shake Shack Inc. and Union Square Cafe Corp. in accordance with the provisions of Section 905 of the New York Business Corporation Law and Section 253 of the Delaware General Corporation Law.
THIRD: The name of the surviving corporation in the merger is Shake Shack Inc., a Delaware corporation (the “Surviving Corporation”).
FOURTH: The Certificate of Incorporation of Shake Shack Inc. shall be the Certificate of Incorporation of the Surviving Corporation.
FIFTH: The merger shall be effective on December 28, 2015.
SIXTH: The executed Agreement of Merger is on file at the principal place of business of the Surviving Corporation, the address of which is as follows:
24 Union Square East, 5th Floor
New York, NY 10003

SEVENTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder, member or any person holding an interest in any of the constituent entities in the merger.

IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 28th day of December, 2015 A.D.

SHAKE SHACK INC., a Delaware
corporation

By:	/s/ Randy Garutti
Name: Randy Garutti
Title: Chief Executive Officer

[Signature Page to Certificate of Merger]